Exhibit 99.1

LIGHTING SCIENCE GROUP COMPLETES FINAL ROUND OF $140

MILLION RAISE OF EQUITY FUNDING AND COMMITMENTS

Riverwood Capital Leads New Round of Funding for One of the World’s Leading

Makers of LED Lighting Products to Help it Meet Growing Product Demand

Satellite Beach, FL—May 25, 2012—Lighting Science Group Corporation (OTCBB: LSCG), one of the world’s leading LED lighting manufacturers, announced today that it has completed the final round in a series of private placements totaling approximately $140 million in equity funding and commitments, of which approximately $88 million is new equity funding and commitments and approximately $52 million represents the conversion of certain bridge financings occurring since the fourth quarter of 2011.

The proceeds from the new equity funding and commitments will be used to finance the Company’s growth, expand its manufacturing capabilities, and enhance its leadership position in developing innovative energy-efficient LED lighting products for consumer and commercial applications in both the public and private sectors. This new round of funding will help the Company meet the growing demand for products from its distribution networks, including commercial networks (such as real estate owner/operators, retailers, and hospitality), public sector networks (such as the military and municipalities), and consumer networks (such as large-volume home improvement centers). Additionally, approximately $10 million will be used to retire a related-party obligation.

The funding was led by Riverwood Capital, a globally-focused private equity firm that invests in high-growth businesses in the technology and services industries. Pegasus Capital Advisors, L.P. and its affiliates, Lighting Science Group’s majority owner, also participated in the equity financing in an amount equal to approximately $55 million, pursuant to an investment of approximately $33 million and an equity commitment of up to approximately $22 million.

Additionally, two executives who have previously worked with Riverwood Capital and some of its portfolio companies will be joining Lighting Science Group as senior managers—Brad Knight as Chief Operating Officer and Keith Scott as Chief Commercial Officer. Mr. Knight brings more than two decades of hands-on experience with international startups and turnarounds in a wide range of technology, product and service companies. He has held senior executive positions at Flextronics and Adaptix and currently serves as a Managing Director at Riverwood Solutions. Mr. Scott has served in both the role of CEO as well as sales and marketing executive in the energy, consumer electronics and contract manufacturing industries with companies such as Ultracell, Alien Technology and Flextronics.

Moelis & Company acted as placement agent in connection with the private placement.

About Lighting Science Group Corporation

Lighting Science Group Corporation (OTCBB: LSCG) designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. Lighting Science Group offers retrofit LED lamps in form factors that match those of traditional lamps or bulbs and LED luminaires designed for a range of applications including public and private infrastructure for both indoor and outdoor use. Lighting Science Group’s Advanced Projects Group business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects. Lighting Science Group is headquartered in Satellite Beach, Florida; the Company’s European operations are based in Middelburg, The Netherlands; and the Company has a sales office in Sydney, Australia. Lighting Science Group employs approximately 1,000 workers building lighting products from domestic and imported parts. More information about Lighting Science Group is available at www.lsgc.com.

About Riverwood Capital

Riverwood Capital is a globally-focused private equity firm that invests in high-growth businesses in the technology and services industries, across a variety of verticals and geographies. Riverwood has offices in Menlo Park, CA and New York, NY and currently has more than 20 investments in North America, Latin America and Asia. Please visit www.riverwoodcapital.com.

About Pegasus Capital Advisors, L.P.

Pegasus Capital Advisors, L.P. is a private equity fund manager that has over 15 years of experience providing creative capital solutions to companies impacted by global trends in resource scarcity. By creating a close working partnership between their experienced investment professionals and a seasoned team of Operating Partners, Pegasus is able to create substantial growth within its portfolio. Pegasus manages approximately $2.9 billion in assets.

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements concerning the performance of Lighting Science Group and its products and/or use terminology such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” “soon,” “will,” “first of many” and variations of such words and similar expressions. Such statements reflect the current view of Lighting Science Group with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by these statements. In evaluating these statements, you should carefully review the risk factors detailed under “Risk Factors” in our most recent filings with the Securities and Exchange Commission that may cause our actual results to differ materially from these forward-looking statements.

Contact

Lighting Science Group

Zvi Raskin

Phone: (321) 610-9492

E-Mail: Zvi.Raskin@lsgc.com

Riverwood Capital

Angela Murray

Phone: (650) 618-7378

E-Mail: angela@rwcm.com

Pegasus

David Pollak

(212) 710-3488

DPollak@pcalp.com